EXHIBIT 99.1

Helen of Troy Limited Reports

Third Quarter Fiscal Year 2017 Results

•      GAAP Diluted Earnings Per Share (EPS) of $2.07; Non-GAAP Adjusted Diluted EPS of $2.37

•      Updates Net Sales Revenue Outlook

•      Raises GAAP Diluted EPS and Non-GAAP Adjusted Diluted EPS Outlook

EL PASO, Texas, January 5, 2017 — Helen of Troy Limited (NASDAQ, NM:  HELE), designer, developer and worldwide marketer of consumer brand-name housewares, health and home, nutritional supplement and beauty products, today reported results for the three-month period ended November 30, 2016.

Executive Summary

•                  Consolidated net sales decline of 0.2%, which includes the negative impacts of approximately 1.6 percentage points from Venezuela re-measurement, 0.8 percentage points from foreign currency fluctuations and 2.4 percentage points from business rationalization

•                  Hydro Flask net sales of $34.3 million and diluted EPS of $0.38

•                  Beauty, Housewares and Nutritional Supplements net sales in line with Company expectations despite unfavorable currency impacts of 1.5 and 0.9 percentage points in Beauty and Housewares, respectively

•                  Health & Home net sales below expectations driven by a below average start to the cough/cold/flu season and unfavorable currency

•                  Consolidated gross profit margin expansion of 2.7 percentage points; 1.2 percentage point expansion from the core business

•                  Reported operating income of $63.3 million, or 14.2% of net sales, including an unfavorable impact of 0.5 percentage points from Venezuela, compared to $55.6 million, or 12.5% of net sales in the same period last year

•                  Non-GAAP adjusted operating income of $73.4 million compared to $71.4 million in the same period last year, an increase in adjusted operating margin of 0.5 percentage points, including an unfavorable impact of 0.4 percentage points from Venezuela

•                  Cash flow from operations increase of $32.0 million, or 149%, to $53.5 million from $21.5 million in the same period last year

•                  Reported diluted EPS of $2.07, an increase of 27.0% from $1.63 in the same period last year

•                  Non-GAAP adjusted diluted EPS of $2.37, an increase of 14.5% from $2.07 in the same period last year

•                  Updates fiscal year 2017 net sales revenue guidance to a range of $1.520 to $1.550 billion from a range of $1.550 to $1.590 billion due primarily to expected continued weakness of the cough/cold/flu season

•                  Raises fiscal year 2017 GAAP diluted EPS guidance to a range of $4.72 to $4.92 from a range of $4.37 to $4.77

•                  Raises fiscal year 2017 non-GAAP adjusted diluted EPS to a range of $6.20 to $6.50 from a range of $5.85 to $6.35

	Net Sales Revenue				Operating Margin		Adj Operating Margin
	Q3 FY2017	Q3 FY2016	$ Change	% Change	Q3 FY2017	Q3 FY2016	Q3 FY2017	Q3 FY2016
Housewares	$124,723	$87,816	$36,907	42.0%	23.4%	17.7%	24.5%	19.9%
Health & Home	179,842	186,418	(6,576)	(3.5)%	11.2%	9.7%	13.7%	13.4%
Nutritional Supplements	32,163	37,492	(5,329)	(14.2)%	(0.2)%	8.1%	5.8%	15.2%
Beauty	107,686	133,777	(26,091)	(19.5)%	13.0%	14.2%	15.3%	17.4%
Total	$444,414	$445,503	(1,089)	(0.2)%	14.2%	12.5%	16.5%	16.0%

In addition, the Company:

•                  repurchased 922,731 shares of its common stock in the open market during the quarter for $75 million;

•                  recently expanded the commitment under its revolving credit facility from $650 million to $1.0 billion and increased its leverage capacity for acquisitions;

•                  announced that Thurman Case has joined the Helen of Troy Board as of January 1, 2017 ; and

•                  announces that Jay Caron will join the Company as Chief Supply Chain Officer effective January 9, 2017.

Julien R. Mininberg, Chief Executive Officer, stated: “Our transformation strategy, combined with the ongoing benefits of our diversified business model, led to a strong quarter of profitability highlighted by a 270 basis point increase in gross profit margin and a 14.5% increase in adjusted EPS.  We were pleased to achieve this performance on slightly lower consolidated net revenue, driven by the continued strength of our Hydro Flask business, our efforts to sweeten our core business sales mix and further operational efficiencies from our shared services platform.  Our focus on the disciplined management of our business and balance sheet resulted in a 149% increase in cash flow from operations, allowing us to repurchase $75 million of our common shares with only a small increase in leverage.  Hydro Flask contributed $34.3 million of net sales to our Housewares segment and was accretive to the segment’s operating margin.  Housewares also grew sales and expanded operating margin in its core business. Health & Home continued its trend of margin expansion even as a below average start to the cough/cold/flu season weighed on sales.  Beauty segment sales declined in line with our guidance, but reflected a sequential improvement from the second quarter.  Beauty’s sales performance continues to be impacted by our efforts to rationalize lower margin and non-strategic business, Venezuela re-measurement, unexpected retail holiday inventory reductions and even further deterioration in foreign currency, which have overshadowed the success of new innovations.  In Nutritional Supplements, sales declined in line with guidance as we continue the strategic transition from offline channels to online, while investing in system upgrades and a significant range of new marketing initiatives to attract and convert a broader base of consumers.”

Mr. Mininberg continued:  “Just after quarter end, we expanded the commitment under our revolving credit facility to $1 billion, adding $350 million in additional borrowing capacity.  The amended credit agreement also increases the debt leverage allowed for acquisitions.  We believe the increase to this facility on favorable terms positions us well for additional acquisition opportunities that meet our disciplined criteria.

“We are pleased to have delivered three strong quarters of profitability so far this fiscal year and are now raising our adjusted EPS guidance for the full year to a range of $6.20 to $6.50,” Mr. Mininberg stated further. “This increase comes even as we make additional investments in key brands such as PUR, OXO, and Hydro Flask in the fourth quarter. As we enter the final quarter of the year, we now believe it is prudent to lower our annual consolidated net revenue range to reflect the expectation that the cough/cold/flu season will remain below average and the unfavorable currency environment will remain at current levels. We remain confident in our strategies and believe our continued focus on product innovation, market share gains and margin expansion will lead to long term growth in sales at increasing rates of profitability.  We believe this has us poised to increase value for Helen of Troy stakeholders.”

Third Quarter Fiscal Year 2017 Consolidated Operating Results

•                  Net sales revenue decreased 0.2% to $444.4 million compared to $445.5 million in the third quarter of fiscal year 2016.  Core business net sales revenue decreased $35.4 million, or 8.0%, which includes negative year-over-year impacts from Venezuela and foreign currency fluctuations of 1.6 and 0.8 percentage points, respectively. The core business decline also includes strategic decisions to rationalize certain lower margin business to improve long-term profitability, which negatively impacted net sales by approximately 2.4 percentage points year-over-year.

•                  Gross profit margin increased 2.7 percentage points to 43.7% compared to 41.0% for the same period last year. The increase in consolidated gross profit margin is primarily due to favorable shifts in our core business sales mix, product rationalization efforts, margin accretion from Hydro Flask, and reductions in product costs, partially offset by the unfavorable impact of foreign currency fluctuations.

•                  SG&A was 29.5% of net sales compared to 28.5% of net sales for the same period last year.  The increase is primarily due to: (i) higher compensation costs due to hourly wage increases; (ii) higher share-based incentive compensation expense; (iii) higher advertising expense; and (iv) the impact that lower net sales had on operating leverage in our core business. These factors were partially offset by improved distribution and logistics efficiency and lower outbound freight costs and the comparative impact of $6.7 million of CEO succession costs recorded last year.

•                  Operating income increased 13.8% to $63.3 million compared to $55.6 million for the same period last year primarily reflecting the overall improvement in core business gross profit margin, accretion from the Hydro Flask acquisition, lower foreign currency revaluation losses, improved distribution and logistics efficiency and lower outbound freight costs, and the comparative impact of $6.7 million of CEO succession costs recorded last year. The increase was partially offset by: (i) a $3.1 million decline from the Company’s Venezuela operations, due almost entirely to the adoption of the DICOM exchange rate; (ii) an increase in compensation expense; and, (iii) the negative impact of foreign currency fluctuations on net sales and gross profit.

•                  Income tax expense as a percentage of pretax income was 3.7% compared to 11.8% for the same period last year.  The year-over-year decrease in the Company’s effective tax rate was primarily due to shifts in the mix of taxable income in the Company’s various tax jurisdictions, benefits from the finalization of certain tax returns and a change in an accounting standard.

•                  Net income was $57.6 million, or $2.07 per diluted share on 27.8 million weighted average diluted shares outstanding, compared to $46.8 million, or $1.63 per diluted share on 28.6 million weighted average diluted shares outstanding in the same period last year.

•                  Adjusted EBITDA (EBITDA excluding non-cash asset impairment charges, non-cash share-based compensation, CEO succession costs and patent litigation charges, as applicable) increased $2.2 million to $77.5 million.

On an adjusted basis for the third quarter of fiscal years 2017 and 2016, excluding non-cash asset impairment charges, non-cash amortization of intangible assets, non-cash share based compensation, CEO succession costs and patent litigation charges, as applicable:

•                  Adjusted operating income was $73.4 million, or 16.5% of net sales, compared to $71.4 million, or 16.0% of net sales, in the prior year, reflecting the overall improvement in core business gross profit margin, the accretive impact of the Hydro Flask acquisition, and improved distribution and logistics efficiency and lower outbound freight costs, partially offset by the unfavorable impact of foreign currency fluctuations and a decline in operating income from the Company’s Venezuela operations of $3.1 million, which negatively impacted consolidated adjusted operating margin by 0.4 percentage points.

•                  Adjusted income was $66.0 million, or $2.37 per diluted share, compared to $59.2 million, or $2.07 per diluted share, in the prior year, primarily reflecting the improvement in adjusted operating income and lower tax expense, partially offset by higher interest expense.

Third Quarter Fiscal Year 2017 Segment Results

Housewares net sales increased by 42.0% driven by net sales growth of 39.1% from Hydro Flask and a 2.9% increase in core business net sales revenue. In the core business, growth was fueled by new products and expansion in the club channel, partially offset by a decline in EMEA sales due to the negative impact of the weakened British Pound. Adjusted operating margin improved 4.6 percentage points primarily due to the accretive impact of the Hydro Flask acquisition and margin expansion in the core business.  Margin improvement in the core business came from greater operating leverage, improvements in sales mix, and lower distribution, logistics and outbound freight costs, partially offset by higher advertising expenses and margin compression from new product categories.

Health & Home net sales declined 3.5% reflecting the Company’s de-emphasis of lower margin hot/cold therapy business and declines in humidification due to retailers exiting last year’s below average cough/cold/flu season with higher inventory levels.  These declines were partially offset by strong sales gains in PUR water filtration, early seasonal shipments of thermometry products, and growth in air purification.  Adjusted operating margin improved 0.3 percentage points to 13.7% due to product cost reductions, a better product sales mix, and lower outbound freight costs, partially offset by higher advertising expense.

Beauty net sales decreased 19.5%, which includes anticipated declines of 5.3% and 2.0%, respectively, from the Company’s Venezuelan and North American personal care businesses, and the negative impact of approximately 1.5% from foreign currency fluctuations.  Another 2.0% of the decline is due to our de-emphasis of the foot care category, as it has become commoditized.  Additionally, rationalization of lower margin business negatively impacted net sales by approximately 3.1%. The remaining decline is primarily due to a softer than expected retail environment, tighter retail inventory management and an overall decline in point of sale activity for the broader retail beauty appliances category.  Adjusted operating margin declined 2.1 percentage points reflecting an improvement in gross profit margin that was more than offset by a 1.7 percentage point decline from Venezuela re-measurement, unfavorable foreign currency and lower operating leverage from the decline in sales.

Nutritional Supplements net sales decreased 14.2%, primarily reflecting lower response rates in the offline channel, lower average order values, an increase in discounts to promote buyer file growth, and a decline in the legacy newsletter subscription business, as the Company continues to implement a strategic transition from offline to online channels.  Adjusted operating margin decreased by 9.4 percentage points due primarily to the impact of the net sales decline on operating leverage and higher promotion, advertising, customer acquisition and online channel development costs.

Balance Sheet Highlights

•                  Cash and cash equivalents totaled $16.8 million at November 30, 2016, compared to $21.1 million at November 30, 2015. During the third quarter, the Company repurchased 922,731 million shares for a total of $75.0 million.

•                  Total short- and long-term debt increased to $564.9 million at November 30, 2016, compared to $470.4 million at November 30, 2015, a net increase of $94.5 million. The increase primarily reflects $210.0 million drawn to fund the Hydro Flask acquisition in March 2016 and $75 million drawn for share repurchases in the third quarter.

•                  Accounts receivable turnover was 57.8 days at November 30, 2016, compared to 58.8 days at November 30, 2015.

•                  Inventory was $301.1 million at November 30, 2016, compared to $339.4 million at November 30, 2015.  Inventory turnover was 2.8 times, unchanged from the same period last year.

Subsequent Event — Amendment to Credit Agreement

On December 7, 2016, the Company entered into a First Amendment to the Credit Agreement (the “Amendment”) with Bank of America, N.A., as administrative agent and the other lenders party thereto. The Amendment increases the unsecured revolving commitment of the Credit Agreement from $650 million to $1 billion, subject to the terms and limitations described in the Credit Agreement. The maturity of the commitment under the Credit Agreement was extended from January 16, 2020 to December 7, 2021.  The Amendment also increased the leverage ratio for acquisitions. In addition, the amount the Company may request to increase the aggregate revolving loan commitment under the accordion was increased from $150 million to $200 million, subject to lender approval and the satisfaction of certain other conditions.

Fiscal Year 2017 Annual Outlook

For fiscal year 2017, the Company now expects consolidated net sales revenue in the range of $1.520 to $1.550 billion compared to the previous range of $1.55 to $1.59 billion. The Company is raising expectations for consolidated GAAP diluted EPS in the range of $4.72 to $4.92.  The Company is also raising its adjusted diluted EPS (non-GAAP) outlook in the range of $6.20 to $6.50, which excludes after-tax non-cash asset impairment charges, patent litigation charges, share-based compensation expense and intangible asset amortization expense and includes incremental adjusted diluted EPS  from the Hydro Flask acquisition.

The Company’s outlook assumes that the severity of the cough/cold/flu season will remain below historical averages.  In addition, the Company’s sales outlook now includes expected fiscal year 2017 net sales revenue for the Health & Home segment in line with the prior year and expected growth in Housewares’ core business net sales revenue for fiscal year 2017 in the low-single digits. The guidance also reflects the Company’s outlook for the retail environment and the broader market and the assumption that unfavorable currency environment will remain at current levels for the remainder of the fiscal year.

The diluted EPS outlook is based on an estimated weighted average shares outstanding of 28.0 million and an expected effective tax rate of 10% to 12% for the full fiscal year 2017.  The likelihood and potential impact of any fiscal year 2017 acquisitions, future asset impairment charges, future foreign currency fluctuations, or further share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company’s sales and earnings outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release.  The teleconference begins at 4:45 pm Eastern Time today, Thursday, January 5, 2017.  Institutional investors and analysts interested in participating in the call are invited to dial (877) 545-1402 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: www.hotus.com. A telephone replay of this call will be available at 7:45 p.m. Eastern Time on January 5, 2017 until 11:59 p.m. Eastern Time on January 12, 2017 and can be accessed by dialing 877-870-5176 and entering replay pin number 1840483. A replay of the webcast will remain available on the website for 60 days.

Non-GAAP Financial Measures:

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”).  To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as adjusted operating income, adjusted operating margin, adjusted income, adjusted diluted EPS, EBITDA and adjusted EBITDA, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based measures presented in the Company’s consolidated statements of income.

About Helen of Troy Limited:

Helen of Troy Limited (NASDAQ, NM: HELE) is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including OXO®, OXO Tot®, Hydro Flask®, Vicks®, Braun®, Honeywell®, PUR®, Febreze®; Revlon®, Pro Beauty Tools®, Sure®, Pert®, Infusium23®, Brut®, Ammens®, Hot Tools®, Bed Head®, Dr. Sinatra®, Dr. David Williams®, and Dr. Whitaker®. All trademarks herein belong to Helen of Troy Limited (or its affiliates) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit www.hotus.com.

Forward Looking Statements:

Certain written and oral statements made by our Company and subsidiaries of our Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “continue”, “intends”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that we expect or anticipate will occur in the future, including statements related to sales, earnings per share results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and assumptions, but there can be no assurance that we will realize our expectations or that our assumptions will prove correct. Forward-looking statements are subject to risks that could cause them to differ materially from actual results. Accordingly, we caution readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 29, 2016 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, our ability to deliver products to our customers in a timely manner and according to their fulfillment standards, our relationships with key customers and licensors, the costs of complying with the business demands and requirements of large sophisticated customers, our dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, the retention and recruitment of key personnel, expectations regarding our recent and future acquisitions, including our ability to realize anticipated cost savings, synergies and other benefits along with our ability to effectively integrate acquired businesses, foreign currency exchange rate fluctuations, disruptions in U.S., U.K., Euro zone, Venezuela, and other international credit markets, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, our dependence on foreign sources of supply and foreign manufacturing, and associated operational risks including, but not limited to, long lead times, consistent local labor availability and capacity, and timely availability of sufficient shipping carrier capacity, risks to the Nutritional Supplements segment associated with the availability, purity and integrity of materials used in the manufacture of vitamins, minerals and supplements, the impact of changing costs of raw materials, labor and energy on cost of goods sold and certain operating expenses, the geographic concentration and peak season capacity of certain U.S. distribution facilities increases our exposure to significant shipping disruptions and added shipping and storage costs, our projections of product demand, sales and net income are highly subjective in nature and future sales and net income could vary in a material amount from such projections, circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets, the risks associated with the use of trademarks licensed from and to third parties, our ability to develop and introduce a continuing stream of new products to meet changing consumer preferences, increased product liability and reputational risks associated with the formulation and distribution of vitamins, minerals and supplements, the risks associated with potential adverse publicity and negative public perception regarding the use of vitamins, minerals and supplements, trade barriers, exchange controls, expropriations, and other risks associated with foreign operations, debt leverage and the constraints it may impose on our cash resources and ability to operate our business, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with information security breaches, the increased complexity of compliance with a number of new government regulations as a result of adding vitamins, minerals and supplements to the Company’s portfolio of products, the risks associated with product recalls, product liability, other claims, and related litigation against us, the risks associated with tax audits and related disputes with taxing authorities, the risks of potential changes in laws, including tax laws, health insurance laws and regulations related to conflict minerals along with the costs and complexities of compliance with such laws, and our ability to continue to avoid classification as a controlled foreign corporation. We undertake no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(Unaudited)

(in thousands, except per share data)

	Three Months Ended November 30,
	2016		2015
Sales revenue, net	$444,414	100.0%	$445,503	100.0%
Cost of goods sold	250,199	56.3%	262,979	59.0%
Gross profit	194,215	43.7%	182,524	41.0%

Selling, general, and administrative expense (“SG&A”)	130,896	29.5%	126,891	28.5%
Asset impairment charges	—	—%	—	—%
Operating income	63,319	14.2%	55,633	12.5%

Nonoperating income, net	106	—%	142	—%
Interest expense	(3,625)	(0.8)%	(2,741)	(0.6)%
Income before income taxes	59,800	13.5%	53,034	11.9%

Income tax expense	2,188	0.5%	6,256	1.4%
Net income	$57,612	13.0%	$46,778	10.5%

Diluted EPS	$2.07		$1.63

Weighted average shares of common stock used in computing diluted EPS	27,802		28,634

	Nine Months Ended November 30,
	2016		2015
Sales revenue, net	$1,160,522	100.0%	$1,159,977	100.0%
Cost of goods sold	650,912	56.1%	686,129	59.2%
Gross profit	509,610	43.9%	473,848	40.8%

Selling, general, and administrative expense (“SG&A”)	378,506	32.6%	356,240	30.7%
Asset impairment charges	7,400	0.6%	3,000	0.3%
Operating income	123,704	10.7%	114,608	9.9%

Nonoperating income, net	343	—%	233	—%
Interest expense	(11,142)	(1.0)%	(8,135)	(0.7)%
Income before income taxes	112,905	9.7%	106,706	9.2%

Income tax expense	7,912	0.7%	15,066	1.3%
Net income	$104,993	9.0%	$91,640	7.9%

Diluted EPS	$3.74		$3.17

Weighted average shares of common stock used in computing diluted EPS	28,058		28,903

HELEN OF TROY LIMITED AND SUBSIDIARIES

Net Sales Revenue by Segment (7)
(Unaudited)
(in thousands)

	Three Months Ended November 30,				% of Sales Revenue, net
	2016	2015	$ Change	% Change	2016	2015
Sales revenue by segment, net
Housewares	$124,723	$87,816	$36,907	42.0%	28.1%	19.7%
Health & Home	179,842	186,418	(6,576)	(3.5)%	40.5%	41.8%
Nutritional Supplements	32,163	37,492	(5,329)	(14.2)%	7.2%	8.4%
Beauty	107,686	133,777	(26,091)	(19.5)%	24.2%	30.0%
Total sales revenue, net	$444,414	$445,503	$(1,089)	(0.2)%	100.0%	100.0%

	Nine Months Ended November 30,				% of Sales Revenue, net
	2016	2015	$ Change	% Change	2016	2015
Sales revenue by segment, net
Housewares	$315,302	$231,850	$83,452	36.0%	27.2%	20.0%
Health & Home	470,650	472,714	(2,064)	(0.4)%	40.6%	40.8%
Nutritional Supplements	101,215	114,980	(13,765)	(12.0)%	8.7%	9.9%
Beauty	273,355	340,433	(67,078)	(19.7)%	23.6%	29.3%
Total sales revenue, net	$1,160,522	$1,159,977	$545	0.0%	100.0%	100.0%

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet, Cash Flow and Liquidity Information

(Unaudited)

(in thousands)

	November 30,
	2016	2015 (a)
Balance Sheet:
Cash and cash equivalents	$16,780	$21,141
Receivables, net	289,943	288,979
Inventory, net	301,088	339,397
Total assets, current	620,062	659,702
Total assets	1,889,077	1,758,623
Total liabilities, current	327,503	292,832
Total long-term liabilities	581,696	497,859
Total debt	564,902	470,425
Stockholders’ equity	979,878	967,932

Cash Flow:
Depreciation and amortization	$33,323	$31,946
Net cash provided by operating activities	139,140	73,748
Capital and intangible asset expenditures	14,989	12,418
Payments to acquire businesses, net of cash received	209,258	42,750
Net amounts borrowed (repaid)	(55,800)	41,500
Payments for repurchases of common stock	75,000	50,000

Liquidity:
Working Capital	$292,559	$366,870

(a)         As a result of the adoption of new accounting standards for fiscal year 2017, amounts reported as of November 30, 2015 have be reclassified to conform with current year’s presentation.

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures — GAAP Operating Income
to Adjusted Operating Income (non-GAAP) (1) (7)

(Unaudited)

(in thousands)

	Three Months Ended November 30, 2016
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income, as reported (GAAP)	$29,223	23.4%	$20,155	11.2%	$(80)	(0.2)%	$14,021	13.0%	$63,319	14.2%
Non-cash share-based compensation (3)	671	0.5%	872	0.5%	369	1.1%	991	0.9%	2,903	0.7%
Amortization of intangible assets (4)	658	0.5%	3,546	2.0%	1,571	4.9%	1,424	1.3%	7,199	1.6%
Adjusted operating income (non-GAAP)	$30,552	24.5%	$24,573	13.7%	$1,860	5.8%	$16,436	15.3%	$73,421	16.5%

	Three Months Ended November 30, 2015
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income, as reported (GAAP)	$15,536	17.7%	$18,072	9.7%	$3,034	8.1%	$18,991	14.2%	$55,633	12.5%
CEO succession costs (2)	1,348	1.5%	2,722	1.5%	704	1.9%	1,933	1.4%	6,707	1.5%
Subtotal	16,884	19.2%	20,794	11.2%	3,738	10.0%	20,924	15.6%	62,340	14.0%
Non-cash share-based compensation (3)	303	0.3%	657	0.4%	398	1.1%	851	0.6%	2,209	0.5%
Amortization of intangible assets (4)	326	0.4%	3,532	1.9%	1,564	4.2%	1,439	1.1%	6,861	1.5%
Adjusted operating income (non-GAAP)	$17,513	19.9%	$24,983	13.4%	$5,700	15.2%	$23,214	17.4%	$71,410	16.0%

	Nine Months Ended November 30, 2016
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income, as reported (GAAP)	$68,956	21.9%	$39,156	8.3%	$(6,581)	(6.5)%	$22,173	8.1%	$123,704	10.7%
Patent litigation charge (5)	—	—%	1,468	0.3%	—	—%	—	—%	1,468	0.1%
Asset impairment charges (6)	—	—%	—	—%	5,000	4.9%	2,400	0.9%	7,400	0.6%
Subtotal	68,956	21.9%	40,624	8.6%	(1,581)	(1.6)%	24,573	9.0%	132,572	11.4%
Non-cash share-based compensation (3)	2,404	0.8%	3,787	0.8%	1,734	1.7%	3,736	1.4%	11,661	1.0%
Amortization of intangible assets (4)	1,986	0.6%	10,626	2.3%	4,713	4.7%	4,300	1.6%	21,625	1.9%
Adjusted operating income (non-GAAP)	$73,346	23.3%	$55,037	11.7%	$4,866	4.8%	$32,609	11.9%	$165,858	14.3%

	Nine Months Ended November 30, 2015
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income, as reported (GAAP)	$41,861	18.1%	$31,298	6.6%	$8,623	7.5%	$32,826	9.6%	$114,608	9.9%
CEO succession costs (2)	1,348	0.6%	2,722	0.6%	704	0.6%	1,933	0.6%	6,707	0.6%
Asset impairment charges (6)	—	—%	—	—%	—	—%	3,000	0.9%	3,000	0.3%
Subtotal	43,209	18.6%	34,020	7.2%	9,327	8.1%	37,759	11.1%	124,315	10.7%
Non-cash share-based compensation (3)	934	0.4%	1,785	0.4%	974	0.8%	2,454	0.7%	6,147	0.5%
Amortization of intangible assets (4)	976	0.4%	10,900	2.3%	4,692	4.1%	4,315	1.3%	20,883	1.8%
Adjusted operating income (non-GAAP)	$45,119	19.5%	$46,705	9.9%	$14,993	13.0%	$44,528	13.1%	$151,345	13.0%

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA (1) (7)

(Unaudited)

(in thousands)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2016	2015	2016	2015
Net income (GAAP)	$57,612	$46,778	$104,993	$91,640

Interest expense, net	3,604	2,698	11,052	8,066

Income tax expense	2,188	6,256	7,912	15,066

Depreciation and amortization, excluding amortized interest	11,225	10,719	33,323	31,946

EBITDA	74,629	66,451	157,280	146,718

Add: CEO succession costs (2)	—	6,707	—	6,707

Non-cash share-based compensation (3)	2,903	2,209	11,661	6,147

Patent litigation charge (5)	—	—	1,468	—

Non-cash asset impairment charges (6)	—	—	7,400	3,000

Adjusted EBITDA (non-GAAP)	$77,532	$75,367	$177,809	$162,572

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA by Segment (1) (7)

(Unaudited)

(in thousands)

	Three Months Ended November 30, 2016
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating Income (GAAP)	$29,223	$20,155	$(80)	$14,021	$63,319

Depreciation and amortization, excluding amortized interest	1,429	5,221	2,108	2,467	11,225

Nonoperating income, net	—	—	—	85	85

EBITDA	30,652	25,376	2,028	16,573	74,629

Add: Non-cash share-based compensation (3)	671	872	369	991	2,903

Adjusted EBITDA (non-GAAP)	$31,323	$26,248	$2,397	$17,564	$77,532

	Three Months Ended November 30, 2015
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating Income (GAAP)	$15,536	$18,072	$3,034	$18,991	$55,633

Depreciation and amortization, excluding amortized interest	1,065	5,281	1,956	2,417	10,719

Nonoperating income, net	—	—	—	99	99

EBITDA	16,601	23,353	4,990	21,507	66,451

Add: CEO succession costs (2)	1,348	2,722	704	1,933	6,707

Non-cash share-based compensation (3)	303	657	398	851	2,209

Adjusted EBITDA (non-GAAP)	$18,252	$26,732	$6,092	$24,291	$75,367

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA by Segment (1) (7)

(Unaudited)

(in thousands)

	Nine Months Ended November 30, 2016
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating income (GAAP)	$68,956	$39,156	$(6,581)	$22,173	$123,704

Depreciation and amortization, excluding amortized interest	4,200	15,738	6,242	7,143	33,323

Nonoperating income, net	—	—	—	253	253

EBITDA	73,156	54,894	(339)	29,569	157,280

Add: Non-cash share-based compensation (3)	2,404	3,787	1,734	3,736	11,661

Patent litigation charge (5)	—	1,468	—	—	1,468

Non-cash asset impairment charges (6)	—	—	5,000	2,400	7,400

Adjusted EBITDA (non-GAAP)	$75,560	$60,149	$6,395	$35,705	$177,809

	Nine Months Ended November 30, 2015
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating income (GAAP)	$41,861	$31,298	$8,623	$32,826	$114,608

Depreciation and amortization, excluding amortized interest	3,148	15,858	5,889	7,051	31,946

Nonoperating income, net	—	—	—	164	164

EBITDA	45,009	47,156	14,512	40,041	146,718

Add: CEO succession costs (2)	1,348	2,722	704	1,933	6,707

Non-cash share-based compensation (3)	934	1,785	974	2,454	6,147

Non-cash asset impairment charges (6)	—	—	—	3,000	3,000

Adjusted EBITDA (non-GAAP)	$47,291	$51,663	$16,190	$47,428	$162,572

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of GAAP Net Income and Earnings Per Share (EPS) to Adjusted Income and Adjusted EPS (non-GAAP) (1) (7) (8)

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended November 30,		Basic EPS		Diluted EPS
	2016	2015	2016	2015	2016	2015
Net income as reported (GAAP)	$57,612	$46,778	$2.10	$1.66	$2.07	$1.63
CEO succession costs, net of tax (2)	—	4,645	—	0.17	—	0.16
Subtotal	57,612	51,423	2.10	1.83	2.07	1.80
Non-cash share-based compensation, net of tax (3)	2,197	1,813	0.08	0.06	0.08	0.06
Amortization of intangible assets, net of tax (4)	6,190	5,936	0.23	0.22	0.22	0.21
Adjusted income (non-GAAP)	$65,999	$59,172	$2.40	$2.10	$2.37	$2.07

Weighted average shares of common stock used in computing basic and diluted EPS			27,484	28,129	27,802	28,634

	Nine Months Ended November 30,		Basic EPS		Diluted EPS
	2016	2015	2016	2015	2016	2015
Net income as reported (GAAP)	$104,993	$91,640	$3.79	$3.23	$3.74	$3.17
CEO succession costs, net of tax (2)	—	4,645	—	0.16	—	0.16
Patent litigation charge, net of tax (5)	1,464	—	0.05	—	0.05	—
Asset impairment charges, net of tax (6)	5,097	2,656	0.18	0.09	0.18	0.09
Subtotal	111,554	98,941	4.03	3.49	3.98	3.42
Non-cash share-based compensation, net of tax (3)	8,741	5,158	0.32	0.18	0.31	0.18
Amortization of intangible assets, net of tax (4)	18,620	18,108	0.67	0.64	0.66	0.63
Adjusted income (non-GAAP)	$138,915	$122,207	$5.01	$4.31	$4.95	$4.23

Weighted average shares of common stock used in computing basic and diluted EPS			27,700	28,361	28,058	28,903

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of Fiscal Year 2017 Outlook for GAAP Diluted EPS

to Adjusted Diluted EPS (non-GAAP) (1) (8) (9)

(Unaudited)

	Fiscal Year Ended February 28, 2017
	Nine Months Ended November 30, 2016	Outlook for the Balance of the Fiscal Year (Three Months)			Outlook for the Fiscal Year (Twelve Months)
Diluted EPS, as reported (GAAP)	$3.74	$0.97	-	$1.17	$4.72	-	$4.92
Patent litigation charge, net of tax (5)	0.05	—	-	—	0.05	-	0.05
Asset impairment charges, net of tax (6)	0.18	—	-	—	0.18	-	0.18
Subtotal	3.98	0.97	-	1.17	4.95	-	5.15
Non-cash share-based compensation, net of tax (3)	0.31	0.09	-	0.13	0.40	-	0.44
Amortization of intangible assets, net of tax (4)	0.66	0.19	-	0.25	0.85	-	0.91
Adjusted diluted EPS (non-GAAP)	$4.95	$1.25	-	$1.55	$6.20	-	$6.50

HELEN OF TROY LIMITED AND SUBSIDIARIES

Notes to Press Release

(1)         This press release contains non-GAAP financial measures. Adjusted operating income, adjusted operating margin, adjusted income, adjusted diluted EPS, EBITDA, and adjusted EBITDA (“Non-GAAP measures”) that are discussed in the accompanying press release or in the preceding tables are considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures presented in our Consolidated Condensed Statements of Income in the accompanying tables to the press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these non-GAAP measures, in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective. Additionally, the non-GAAP financial measures are used by management for measuring and evaluating the Company’s performance. The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the periods in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.

(2)         Adjustments consist of CEO succession costs of $6.71 million ($4.64 million after tax) incurred in connection with the settlement of a dispute with our former CEO for the three- and nine-months ended November 30, 2015.

(3)         Adjustments consist of non-cash share-based compensation expense of $2.90 million ($2.12 million after tax) and $2.21 million ($1.81 million after tax) for the three months ended November 30, 2016 and 2015, respectively, and $11.66 million ($8.74 million after tax) and $6.15 million ($5.16 million after tax), for the nine months ended November 30, 2016 and 2015, respectively.

(4)         Adjustments consist of non-cash intangible asset amortization expense of $7.20 million ($6.19 million after tax) and $6.86 million ($5.94 million after tax) for the three months ended November 30, 2016 and 2015, respectively, and $21.63 million ($18.62 million after tax) and $20.88 million ($18.11 million after tax) for the nine months ended November 30, 2016 and 2015, respectively.

(5)         Adjustment consists of a patent litigation charge of $1.47 million ($1.46 million after tax) for the nine months ended November 30, 2016.

(6)         Adjustments consist of non-cash asset impairment charges of $7.40 million ($5.10 million after tax) and $3.00 million ($2.66 million after tax) for the nine months ended November 30, 2016 and 2015, respectively. The non-cash charges relate to certain brand assets and trademarks in our Nutritional Supplements and Beauty segments, which were written down to their estimated fair values, determined on the basis of future discounted cash flows using the relief from royalty valuation method.

(7)         The VapoSteam business was acquired on March 31, 2015 and its operations are reported in the Health & Home segment. Results reported for the nine months ended November 30, 2016 include one incremental month of operating results compared to the same period last year.

The Hydro Flask business was acquired on March 18, 2016 and its operations are reported in the Housewares segment.  Results reported for the three- and nine-months ended November 30, 2016 include three months and approximately eight and a half months of operating results, respectively, with no comparable results for the same periods last year.

(8)         Total tax effects of adjustments described in Notes 2 through 6, for each of the periods presented:

	Three Months Ended November 30,		Nine Months Ended November 30,
(In thousands)	2016	2015	2016	2015
CEO succession costs (2)	$—	$(2,062)	$—	$(2,062)
Non-cash share-based compensation (3)	(706)	(396)	(2,920)	(989)
Amortization of intangible assets (4)	(1,009)	(925)	(3,005)	(2,775)
Patent litigation charge (5)	—	—	(4)	—
Asset impairment charges (6)	—	—	(2,303)	(344)
Total	$(1,715)	$(3,383)	$(8,232)	$(6,170)

(9)  The diluted EPS outlook is based on an estimated weighted average shares outstanding of 28.00 million for fiscal year 2017.